Exhibit 3.1

Gobierno de Puerto Rico

Government of Puerto Rico

DEPARTAMENTO DE ESTADO

Department of State

CERTIFICADO DE ENMIENDA DEL CERTIFICADO DE INCORPORACIÓN

DESPUÉS DE RECIBIRSE PAGOS CON CARGO AL CAPITAL

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

AFTER THE RECEIPT OF PAYMENT OF CAPITAL

Registro número: 206,131

Registration number:

PRIMERO: Qué en una reunión de la Junta de Directores de:

FIRST: That at a meeting of the Board of Directors of:

CARIB LATAM HOLDINGS, INC.

debidamente convocada y celebrada, se adoptó una resolución en la cual consta una(s) enmienda(s) propuesta(s) al Certificado de Incorporación de dicha corporación, consignando la conveniencia de dichas(s) enmienda(s), y convocando una reunión de los accionistas de dicha corporación para la consideración de la(s) misma(s) o instruyendo que la(s) enmienda(s) propuesta(s) se considere(n) en la próxima reunión anual de accionistas la resolución en la cual consta la(s) enmienda(s) propuesta(s) lee como sigue:

duty called and held, a resolution was adopted setting forth (a) proposed amendment(s) to the Certificate of Incorporation of said corporation, declaring said amendment(s) to be advisable and calling a special meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment(s) reads as follows:

RESUELVASE, que el Certificado de Incorporación de esta Corporación quede enmendado en su(s) Artículo(s)

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article(s)

ARTICLE I	para que éste/éstos lea(n) como sigue:

so that it/they read(s) as follows:

“The name of the corporation is EVERTEC, INC. (the “Corporation”)

SEGUNDO: Que posteriormente, conforme a la resolución de la Junta de Directores, se celebró una reunión extraordinaria o reunion anual, convocada y celebrada según el Articulo 7.12 de la Ley General de Corporaciones en la cual votaron a favor de la(s) enmienda(s) propuesta(s) la mayoría de las acciones de capital en circulación con derecho al voto y la mayoría de las acciones en circulación de cada clase con derecho al voto como clase.

SECOND: That thereafter, pursuant to the resolution of its Board of Directors, a special meeting or annual meeting was called and held pursuant to Article 7.12 of the General Corporation Law of 1995, in which a majority of the capital stockholder with voting rights and the majority of the stockholders of each class with voting rights voted as a class in favor with voting rights and the majority of the stockholders of each class with voting rights voted as a class in thereof.

EN TESTIMONIO DE LO CUAL, Yo,                                                                                                                                                         ,

el suscribiente, siendo el oficial autorizado de la corporación, juro que los datos contenidos en este certificado son ciertos, hoy, día,              del mes de                      del año             .

IN WITNESS WHEREOF, I, Johanna E. Estrella López                                                                                                                         ,

the undersigned, being the authorized officer of the corporation, hereby swear that the facts herein stated in this certificate are true, this   19   day of September            , 2012            .

/s/ Johanna Estrella
Oficial Autorizado
Authorized Officer

Cifra de Ingreso

5133 - $8.00

5134 - $12.00